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                                                                     EXHIBIT 5.1

                              MAYER, BROWN & PLATT
                                 April 22, 1997



Burlington Northern Santa Fe Corporation
2650 Lou Menk Drive
Fort Worth, Texas  76131


Ladies and Gentlemen:

                We have acted as counsel to Burlington Northern Santa Fe Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to the shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company issuable pursuant to the exercise of transferable options and stock appreciation rights issued by the Company to participants in the Burlington Northern Santa Fe 1996 Stock Incentive Plan and the Burlington Northern Santa Fe Non-Employee Directors' Stock Plan and transferred by those participants (the "Plans"). In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

                Based on the foregoing, it is our opinion that the shares of Common Stock issuable pursuant to the Plans have been duly authorized for issuance and, when sold pursuant to the Plans, will be validly issued, fully paid, and non-assessable.

                We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       MAYER, BROWN & PLATT